UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 1999






                        CLECO CORPORATION
     (Exact name of registrant as specified in its charter)







         Louisiana                       1-5663                72-0244480
(State or other jurisdiction      (Commission file number)    (IRS Employer
     of incorporation)                                     Identification No.)




       2030 Donahue Ferry Road,
         Pineville, Louisiana                                71360-5226
(Address of principal executive officers)                    (Zip Code)


Registrant's telephone number, including area code:   (318) 484-7400

Item 5.  Other Events


PINEVILLE, LA., March 22, 1999 -- Cleco Corporation (CNL: NYSE, PSE) plans to buy back a portion of its common stock for use in its Employees Stock Ownership Plan (ESOP), announced David M. Eppler, president and chief operating officer.

"This buyback program is a continuation of a process begun in 1991 when Cleco's ESOP was first implemented," Eppler said.

"In 1991, the Cleco board authorized the repurchase of up to $30 million of Cleco common stock for eventual issuance to ESOP participants when they retire or otherwise leave the company. Since then, we have repurchased approximately $7 million of Cleco common stock, leaving a balance of $23 million to repurchase for the ESOP."

Eppler said the company had not repurchased stock for the program since 1994. He indicated the stock would be repurchased in the future on an as-needed basis or when the price of the stock looked particularly attractive.

Cleco Corporation provides retail electric services to approximately 242,000 customers in about one-third of Louisiana's parishes (counties). Through subsidiaries, Cleco also markets unregulated energy and energy management services, engages in energy asset development opportunities and provides distribution construction and engineering services throughout the southeastern United States.

Item 7.  Financial Statements and Exhibits


(c) Exhibits

     1. News Release dated March 22, 1999 announcing Cleco's plans to buy back a portion of its common stock. The common stock will be issued to employees as they leave the company's ESOP plan.



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         Cleco Corporation
                                            (Registrant)


Date: March 25, 1999                     /s/ Thomas J. Howlin
                                             Thomas J. Howlin
                                             Senior Vice President, Finance
                                             and Chief Financial Officer
                                             (Principal Accounting Officer)